Exhibit 99.1

Public Relations

470 Park Avenue South, New York, NY 10016 (212) 725-4500	NEWS

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR
APRIL 2008

RONKONKOMA, N.Y. – May 12, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the month of April 2008 by segment:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF APRIL

($ In Millions)

	2008	2007	% Change

Wholesale / US Nutrition	$105	$82	27%

North American Retail	$17	$18	-7%

European Retail	$49	$49	—

Direct Response / E-Commerce	$18	$14	31%

Total	$189	$163	16%

European Retail net sales in local currency remained unchanged for April 2008.  North American Retail same store sales decreased 4% in April 2008.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com) and Ester-C® (www.Ester-C.com) brands.